Exhibit 10.20

AGREEMENT ON BOARD REPRESENTATION

This agreement (“Agreement”) is entered into as of the 16th day of February 2006 between Enpath Medical Inc., a Minnesota corporation formerly known as Medamicus, Inc. (“Enpath”), and BIOMEC Inc., an Ohio corporation (“Biomec”).

RECITALS:

1.             Enpath and Biomec entered into that certain Asset Purchase Agreement, dated as of July 21, 2003 which closed on October 23, 2003 (the “Asset Purchase Agreement”), under which Enpath purchased assets of Biomec and agreed to circumstances under which Biomec’s Chair would serve on the Enpath Board of Directors.

2.             Biomec and Enpath entered into an Amendment to Asset Purchase Agreement dated as of March 14, 2005 (the “2005 Amendment”) and a Letter Agreement dated as of March 15, 2005 (the “2005 Letter Agreement”) (collectively “2005 Agreements”).

3.             Under the terms of the 2005 Amendment, Enpath agreed that it would continue to nominate and solicit proxies for the re-election of the Chairman of Biomec to the Enpath Board until such time as Biomec and its affiliates held less than 5% in the aggregate of Enpath stock.

4.             Under the 2005 Letter Agreement, Enpath and Biomec agreed that the person to be nominated as a director of Enpath would be the Chair of Biomec “or such other person as Enpath and Biomec may mutually agree.”  In addition, under the terms of the 2005 Letter Agreement, Biomec was required to provide to Enpath, on or prior to February 1 of each year beginning in 2006, a list of Biomec affiliates and their ownership of Enpath common stock so that Enpath could confirm the 5% threshold was met.

5.             Trevor O. Jones, the Chair of BIOMEC, has discussed with Enpath the possibility of Biomec designating a person other than the Chair of Biomec to serve on the Enpath board, as contemplated by the 2005 Letter Agreement.

The parties hereby agree as follows:

1.             Biomec hereby represents to Enpath that as of December 1, 2005, affiliates of Biomec owned a total of 346,078 shares of Enpath, which was equal to 5.7% of the total outstanding Enpath shares.

2.             Enpath and Biomec hereby agree that Richard T. Schwarz is the designee of Biomec. Enpath agrees to elect Mr. Schwarz to the Enpath Board on February 16, 2006 and hereby agrees to nominate Mr. Schwarz for election as a director at the 2006 Enpath Annual Meeting of Shareholders.

3.             Concurrently with the election of Mr. Schwarz to the board, Mr. Trevor O. Jones will resign as Vice Chair and a director of Enpath.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENPATH MEDICAL, INC.

By:	/s/ James D Hartman
Name:	James D. Hartman
Title:	Chair

BIOMEC INC.

By:	/s/ Trevor O. Jones
Name:	Trevor O. Jones
Title:	Chair

I hereby resign as a member of the Enpath Board, to be effective as of February 16, 2006 with the election of Richard Schwarz to the Enpath Board of Directors.

/s/ Trevor O. Jones
Trevor O. Jones